UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

INTERCONTINENTALEXCHANGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32671	58-2555670
(Commission File Number)	(IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500
Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 857-4700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 12, 2013 (the “Closing Date”), IntercontinentalExchange, Inc. (“ICE”) entered into a new $600 million 364 day revolving senior unsecured credit facility (the “364 Day Facility”) pursuant to a Credit Agreement (the “364 Day Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders signatory thereto. The 364 Day Credit Facility includes an option for ICE to propose an increase in the aggregate amount available by $200 million during the term of the 364 Day Credit Facility. A copy of the 364 Day Credit Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference, and the following summary of the 364 Day Credit Facility is qualified in its entirety thereby.

ICE previously obtained financing commitments in an amount sufficient to fund the possible prepayment of its senior notes in connection with the mergers relating to its combination with NYSE Euronext, as described in ICE’s proxy statement for the mergers which is included in the registration statement on Form S−4 filed by IntercontinentalExchange Group, Inc. (File No. 333-187402). The 364 Day Credit Agreement represents the definitive documentation pursuant to those financing commitments. The 364 Day Facility may be used for ICE’s working capital and general corporate purposes, including but not limited to the funding of the possible prepayment of ICE’s senior notes.

Each loan under the 364 Day Credit Facility will, at the option of ICE bear interest on the principal amount outstanding at either (a) LIBOR plus an applicable margin rate or (b) a “base rate” plus an applicable margin rate. The “base rate” equals the higher of (i) Wells Fargo’s prime rate, (ii) the federal funds rate plus 0.50%, or (iii) the one month LIBOR rate plus 1.00%. The applicable margin rate ranges from 1.25% to 2.25% on the LIBOR loans and from 0.25% to 1.25% for the base rate loans based on ICE’s total leverage ratio calculated on a trailing twelve-month period. Interest on each outstanding borrowing is payable on the last business day of each calendar quarter with respect to base rate loans and either monthly, bi-monthly or quarterly with respect to LIBOR loans depending upon the interest period selected by ICE. With certain exceptions, ICE may prepay the outstanding loans under the 364 Day Credit Facility, in whole or in part, without premium or penalty.

The 364 Day Credit Agreement contains affirmative and negative covenants, including, but not limited to, leverage and interest coverage ratios, as well as limitations or required notices or approvals for acquisitions, dispositions of assets, the incurrence of additional debt or the creation of liens and other fundamental changes to ICE’s business, all of which are substantially similar to those in ICE’s existing five year revolving credit facility (the “Existing Credit Agreement”). The 364 Day Credit Agreement also contains other customary representations, warranties and covenants that are substantially similar to those in the Existing Credit Agreement. The 364 Day Credit Agreement provides that, to the extent the Existing Credit Agreement is amended, the 364 Day Credit Agreement will be deemed to be amended to conform to the amended provisions in the Existing Credit Agreement, subject to certain exceptions. ICE is currently in compliance with all applicable covenants under the 364 Day Credit Agreement.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 On July 12, 2013, ICE entered into the 364 Day Credit Agreement as described under Item 1.01 above. The description of the 364 Day Credit Agreement under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement dated as of July 12, 2013 among IntercontinentalExchange, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and each of the lenders signatory thereto for a 364 day revolving senior unsecured credit facility in the aggregate principal amount of $600 million.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTALEXCHANGE, INC.

Date: July 15, 2013	By:	/s/ Scott A. Hill
Scott A. Hill Senior Vice President, Chief Financial Officer

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